Exhibit 1.1

THE BANK OF NEW YORK MELLON CORPORATION

(A Delaware corporation)

Medium-Term Notes

TERMS AGREEMENT

, 20

The Bank of New York Mellon Corporation

240 Greenwich Street

New York, New York 10286

Re:	Distribution Agreement dated January 30, 2017

Pursuant to Section 3(b) of the above-referenced Distribution Agreement, as amended by Amendment No. 1 to the Distribution Agreement, dated February 21, 2019 (the “Distribution Agreement”), and subject to the terms and conditions set forth in the Distribution Agreement and this Terms Agreement (this “Agreement”), The Bank of New York Mellon Corporation, a Delaware corporation (the “Company”), agrees to issue and sell to each of the undersigned, for whom [•] [is][are] acting as representative[s] (the “Representative[s]”), and each of the undersigned (collectively, the “Underwriters”) agrees, severally and not jointly, to purchase from the Company, the principal amount of the Company’s [[•]%] [Floating Rate] [Senior] [Senior Subordinated] Medium-Term Notes Series [J]/[K] due 20[•] (the “Notes”) set forth opposite the name of each Underwriter in Schedule I hereto with the terms indicated below. The Company filed with the SEC an automatic shelf registration statement on Form S-3 (No. 333-261575) on December 9, 2021 (as amended by the Post-Effective Amendment No. 1 to Form S-3 filed with the SEC on August 29, 2022 and the Post-Effective Amendment No. 2 to Form S-3 filed with the SEC on August 30, 2022, and as further amended, the “Registration Statement”) and the related prospectus, dated September 9, 2022 (the “Prospectus”) registering up to $40,000,000,000 of the Company’s Debt Securities, Preferred Stock, Common Stock, Depository Shares, Stock Purchase Contracts, Stock Purchase Units and Warrants (each as described in the Prospectus). The Company filed a prospectus supplement on September 9, 2022 dated September 9, 2022 (the “Prospectus Supplement”) to the Prospectus describing additional terms of the Company’s [Senior] [Senior Subordinated] Notes offered under the MTN Program. Capitalized terms used herein and not defined herein shall have the meaning set forth in the Distribution Agreement.

Notes:

Total Aggregate Principal Amount of the Notes: [•]

Interest Rate: [•]

[Initial Redemption Percentage:]

(If floating rate, indicate base rate, spread, other indicative terms)

Maturity Date: [•]

Price to Public: [•]% of the principal amount of the Notes plus accrued interest, if any, from, 20

Agent’s Discount: [•]% of the aggregate principal amount of the Notes

Net Proceeds (Before Expenses) to Issuer: [•]

Settlement Date: , 20 (T+[•])

Applicable Time: [•] New York City time, , 20

[[•]-Year [Fixed] Rate Redemption Commencement Date:]

[[•]-Year [Fixed] Rate Redemption Price:]

[[•]-Year [Fixed] Rate Optional Redemption Date:]

[Optional Redemption: The Notes will be redeemable at the option of the Company, in whole or in part, at any time and from time to time, on or after , 20 (or, if any additional Notes are issued after , 20 , beginning six months after the last issue date for such additional Notes) and to, but excluding, , 20 (the “First Par Call Date”), at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the notes matured on the First Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined in the Pricing Supplement dated , 20 relating to the Notes) plus [•] basis points less (b) interest accrued to, but excluding, the date of redemption, and

(2) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

On the First Par Call Date, the Notes will be redeemable at the option of the Company, in whole but not in part, at a redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest thereon to, but excluding, the redemption date. On and after , 20 , the Notes will be redeemable at the option of the Company, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the redemption date.]

Additional Terms:

(1) The Notes shall have the other terms set forth in the Pricing Supplement dated , 20 relating to the Notes, to the Prospectus Supplement and the Prospectus.

(2) Schedule II hereto contains certain provisions relating to a default by any of the Underwriters under this Agreement.

(3) The Company and the Underwriters agree that there shall be [no] [the following] exceptions to Section 4(j) of the Distribution Agreement.

(4) [The delivery of the certificate referred to in Section 7(b) of the Distribution Agreement, the opinion or opinions of counsel referred to in Section 7(c) of the Distribution Agreement, and the accountants’ letter referred to in Section 7(d) of the Distribution Agreement, in each case, addressed to each of the Underwriters, and in form and substance reasonably satisfactory to each of the Underwriters, shall be a condition to settlement under this Agreement. In addition to the matters set forth or referred to in Section 7(c) of the Distribution Agreement, such opinion or opinions of counsel to be delivered under such Section 7(c) shall also include an opinion substantially to the following effect: “Nothing has come to the attention of such counsel that gives such counsel reason to believe that the General Disclosure Package, as of the Applicable Time (except for the information of an accounting, financial or statistical nature included therein or omitted therefrom, as to which such counsel need not express any view), contained an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.”]

(5) Each Underwriter, on behalf of itself and each of its affiliates that participates in the initial distribution of the Notes, severally represents to and agrees with the Company that it and each such affiliate has not offered, sold or delivered and it and they will not offer, sell or deliver, directly or indirectly, any of the Notes or distribute the Prospectus, the Prospectus Supplement, any preliminary or final pricing supplement or any other offering material relating to the Notes, in or from any jurisdiction except under circumstances that will, to the best of its knowledge, after reasonable inquiry, result in compliance with the applicable laws and regulations thereof and which will not impose any obligation on the Company except as contained in the Distribution Agreement.

(6) With respect to the Notes, Section 2(a)(ii) of the Distribution Agreement shall be replaced and superseded by the following: “(ii) Status of the Registration Statement. (A) At the time of filing the Registration Statement, (B) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the 1933 Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the 1934 Act or form of prospectus) and (C) at the date hereof, the Notes, since their registration on the Registration Statement, have been and remain eligible for registration by the Company on a registration statement on Form S-3 pursuant to Rule 415, and the Company has not received from the SEC any notice pursuant to Rule 401(g) of the 1933 Act Regulations objecting to the use of the Registration Statement. Rule 164(e)(2) applies to each Issuer Free Writing Prospectus with respect to the Notes.”

[(7) Reference is made to the items that are set forth in Exhibits 99.1 and 99.2 to the Company’s Current Report on Form 8-K, as filed with the SEC on , 20, which are incorporated by reference in the Prospectus, and circled and marked by an “X” on the copy of such exhibits attached hereto as Annex A (the items so circled and marked, the “Financial Numbers”); the Company represents and warrants to the Underwriters that, as of the date such report was filed with the SEC, as of the date hereof and as of any other date on which this representation and warranty is deemed to be made, the officers of the Company responsible for and familiar with the accounting, operations and records systems of the Company and its consolidated subsidiaries have supervised the compilation of and reviewed the Financial Numbers, the Financial Numbers were derived from the Company’s accounting records and have been reconciled to information contained in such accounting records and the Financial Numbers are accurate and correct in all material respects.]

[(8) Notwithstanding and to the exclusion of any other term of this Agreement or any other agreements, arrangements, or understanding between the Underwriters and the Company, the Company acknowledges and accepts that a BRRD Liability arising under this Agreement may be subject to the exercise of Bail-in Powers by the Relevant Resolution Authority, and acknowledges, accepts and agrees to be bound by:

(a) the effect of the exercise of Bail-in Powers by the Relevant Resolution Authority in relation to any BRRD Liability of any of the Underwriters to the Company under this Agreement, that (without limitation) may include and result in any of the following, or some combination thereof:

(i) the reduction of all, or a portion, of the BRRD Liability or outstanding amounts due thereon;

(ii) the conversion of all, or a portion, of the BRRD Liability into shares, other securities or other obligations of any of the Underwriters or another person, and the issue to or conferral on the Company of such shares, securities or obligations;

(iii) the cancellation of the BRRD Liability; and

(iv) the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and

(b) the variation of the terms of this Agreement, as deemed necessary by the Relevant Resolution Authority, to give effect to the exercise of Bail-in Powers by the Relevant Resolution Authority.

As used in this paragraph, “Bail-in Legislation” means in relation to a member state of the European Economic Area which has implemented, or which at any time implements, the BRRD, the relevant implementing law, regulation, rule or requirement as described in the EU Bail-in Legislation Schedule from time to time; “Bail-in Powers” means any Write-down and Conversion Powers as defined in the EU Bail-in Legislation Schedule, in relation to the relevant Bail-in Legislation; “BRRD” means Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms; “BRRD Liability” means a liability in respect of which the relevant Write Down and Conversion Powers in the applicable Bail-in Legislation may be exercised; “EU Bail-in Legislation Schedule” means the document described as such, then in effect, and published by the Loan Market Association (or any successor person) from time to time at https://www.lma.eu.com/documents-guidelines/eu-bail-legislation-schedule; and “Relevant Resolution Authority” means the resolution authority with the ability to exercise any Bail-in Powers in relation to any of the Underwriters.]

[(9) Notwithstanding and to the exclusion of any other term of this Agreement or any other agreements, arrangements, or understanding of the Underwriters and the Company, the Company acknowledges and accepts that a UK Bail-in Liability arising under this Agreement may be subject to the exercise of UK Bail-in Powers by the Relevant UK Resolution Authority, and acknowledges, accepts, and agrees to be bound by:

(a) the effect of the exercise of UK Bail-in Powers by the Relevant UK Resolution Authority in relation to any UK Bail-in Liability of any of the Underwriters to the Company under this Agreement, that (without limitation) may include and result in any of the following, or some combination thereof:

(i) the reduction of all, or a portion, of the UK Bail-in Liability or outstanding amounts due thereon;

(ii) the conversion of all, or a portion, of the UK Bail-in Liability into shares, other securities or other obligations of the Underwriters or another person, and the issue to or conferral on the Company of such shares, securities or obligations;

(iii) the cancellation of the UK Bail-in Liability; and

(iv) the amendment or alteration of any interest, if applicable, thereon, the maturity or the dates on which any payments are due, including by suspending payment for a temporary period; and

(b) the variation of the terms of this Agreement, as deemed necessary by the Relevant UK Resolution Authority, to give effect to the exercise of UK Bail-in Powers by the Relevant UK Resolution Authority.

As used in this paragraph, “Relevant UK Resolution Authority” means the resolution authority with the ability to exercise any UK Bail-in Powers in relation to any of the Underwriters; “UK Bail-in Legislation” means Part I of the UK Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings); “UK Bail-in Liability” means a liability in respect of which the UK Bail-in Powers may be exercised; and “UK Bail-in Powers” means the powers under the UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or affiliate of a bank or investment firm, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability.]

[(10) Solely for the purposes of the requirements of Article 9(8) of the MiFID Product Governance rules under EU Delegated Directive 2017/593 (the “MiFID Product Governance Rules”) regarding the mutual responsibilities of manufacturers under the MiFID Product Governance Rules, [each of] [•] ([each a][the] “Manufacturer” [and together the “Manufacturers”]) [acknowledges to each other Manufacturer that it] understands the responsibilities conferred upon it under the MiFID Product Governance Rules relating to each of the product approval process, the target market and the proposed distribution channels as applying to the Notes and the related information set out in the Pricing Supplement[s] in connection with the Notes.]

[(11) Solely for the purposes of the requirements of 3.2.7R of the FCA Handbook Product Intervention and Product Governance Sourcebook (the “UK MiFIR Product Governance Rules”) regarding the mutual responsibilities of manufacturers under the UK MiFIR Product Governance Rules, [each of] [•] ([each a][the] “UK Manufacturer” [and together the “UK Manufacturers”]) [acknowledges to each other UK Manufacturer that it] understands the responsibilities conferred upon it under the UK MiFIR Product Governance Rules relating to each of the product approval process, the target market and the proposed distribution channels as applying to the Notes and the related information set out in the Pricing Supplement[s] in connection with the Notes.]

[To the extent any Underwriter that is not a U.S. registered broker-dealer intends to effect any offers or sales of any notes in the United States, it will do so through one or more U.S. registered broker-dealers in accordance with the applicable U.S. securities laws and regulations.]

This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

If the foregoing is in accordance with your understanding, please sign and return a counterpart hereof, whereupon this Agreement shall constitute a binding agreement between the Company and the Underwriters in accordance with its terms as of the date first above written.

[NAME OF REPRESENTATIVE(S)]

By:
Name:
Title:

[NAME OF UNDERWRITER(S)]

By:
Name:
Title:

Accepted:

THE BANK OF NEW YORK MELLON CORPORATION

By:
Name:
Title:

SCHEDULE VI

Underwriter	Aggregate Principal Amount of Notes to be Purchased
[•]	[	•]
[•]	[	•]
[•]	[	•]
[•]	[	•]
[•]	[	•]
Total	[	•]

SCHEDULE II

(a) If any Underwriter shall default on its obligation to purchase the Notes that it has agreed to purchase under the Terms Agreement, the Representatives (or the other Representatives if one of the Representatives is a defaulting Underwriter or the non-defaulting Underwriters if the Representatives are defaulting Underwriters) may in their discretion arrange for themselves or another party or other parties to purchase such Notes on the terms contained in the Terms Agreement. If within thirty-six hours after such default by any Underwriter the Representatives (or the other Representatives if one of the Representatives is a defaulting Underwriter or the non-defaulting Underwriters if the Representatives are defaulting Underwriters) do not arrange for the purchase of such Notes then the Company shall be entitled to a further period of thirty-six hours within which to procure another party or other parties satisfactory to the Representatives (or the other Representatives if one of the Representatives is a defaulting Underwriter or the non-defaulting Underwriters if the Representatives are defaulting Underwriters) to purchase such Notes on such terms. In the event that, within the respective prescribed period, the Representatives (or the other Representatives if one of the Representatives is a defaulting Underwriter or the non-defaulting Underwriters if the Representatives are defaulting Underwriters) notify the Company that they have so arranged for the purchase of such Notes, or the Company notifies the Representatives (or the other Representatives if one of the Representatives is a defaulting Underwriter or the non-defaulting Underwriters if the Representatives are defaulting Underwriters) that it has so arranged for the purchase of such Notes, the Representatives (or the other Representatives if one of the Representatives is a defaulting Underwriter or the non-defaulting Underwriters if the Representatives are defaulting Underwriters) or the Company shall have the right to postpone the Settlement Date and Time for such Notes for a period of not more than seven days, in order to effect whatever changes may thereby be made necessary in the Registration Statement or the Prospectus (in each case, as defined in the Distribution Agreement), as amended or supplemented, or in any other documents or arrangements, and the Company agrees to file promptly any amendments or supplements to the Registration Statement or the Prospectus which in the opinion of the Representatives (or the other Representatives if one of the Representatives is a defaulting Underwriter or the non-defaulting Underwriters if the Representatives are defaulting Underwriters) may thereby be made necessary. The term “Underwriter” as used in the Terms Agreement shall include any person substituted under this Schedule II with like effect as if such person had originally been a party to the Terms Agreement with respect to such Notes.

(b) If, after giving effect to any arrangements for the purchase of the Notes of a defaulting Underwriter or Underwriters by the Representatives (or the other Representatives if one of the Representatives is a defaulting Underwriter or the non-defaulting Underwriters if the Representatives are defaulting Underwriters) and the Company as provided in subsection (a) above, the aggregate principal amount of such Notes which remains unpurchased does not exceed one-eleventh of the aggregate principal amount of the Notes to be purchased at the Settlement Date and Time, then the Company shall have the right to require each non-defaulting Underwriter to purchase the principal amount of Notes which such Underwriter agreed to purchase under the Terms Agreement relating to such Notes and, in addition, to require each non-defaulting Underwriter to purchase its pro rata share (based on the principal amount of Notes that such Underwriter agreed to purchase under the Terms Agreement) of the Notes of such defaulting Underwriter or Underwriters for which such arrangements have not been made; but nothing herein shall relieve a defaulting Underwriter from liability for its default.

(c) If, after giving effect to any arrangements for the purchase of the Notes of a defaulting Underwriter or Underwriters by the Representatives (or the other Representatives if one of the Representatives is a defaulting Underwriter or the non-defaulting Underwriters if the Representatives are defaulting Underwriters) and the Company as provided in subsection (a) above, the aggregate principal amount of Notes that remains unpurchased exceeds one-eleventh of the aggregate principal amount of the Notes to be purchased at the Settlement Date and Time, as referred to in subsection (b) above, or if the Company shall not exercise the right described in subsection (b) above to require non-defaulting Underwriters to purchase Notes of a defaulting Underwriter or Underwriters, then the Terms Agreement relating to the Notes shall thereupon terminate, without liability on the part of any non-defaulting Underwriter or the Company, subject to Section 11(c) of the Distribution Agreement; but nothing herein shall relieve a defaulting Underwriter from liability for its default.